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Exhibit 10.9

THE CASCADES GROUP RETIREMENT
SAVINGS PLAN
(RRSP / DPSP)

May 2002

Participating companies or divisions

        We are pleased to present the new Cascades Group Retirement Savings Plan. This plan will be effective as of January 1, 2003 for all non-unionized employees of Cascades in Canada (Services and SPG), the employees of Cascades Tissue Group Inc.—Kingsey Falls, the employees of Boralex Inc. and the employees of Cascades Fine Papers Group Inc.—Breaky Fibres Division.

Introduction

        If, after reading this document, you still have questions about the Group Retirement Savings Plan, please contact the Human Resources Department of your division.

        Today, more than ever, financial planning is vital if you wish to retire with adequate income. Admittedly, saving is not easy. Fortunately, however, the Cascades Group Retirement Savings Plan is designed to assist you in reaching your retirement income goals.

        As indicated in the pie chart below, you will find the Cascades Group Retirement Plan to be one of the three key sources of retirement income. Indeed, combined with the government plans (the Canada or Québec Pension Plan and Old Age Security) and your personal savings (personal RRSP and others), the Cascades Group Retirement Savings Plan should provide you with adequate income when you retire.

        Cascades Group Retirement Savings Plan includes two components: a group Registered Retirement Savings Plan (group RRSP) which has been in place since the 80's and the new Deferred Profit Sharing Plan (DPSP), added as of May 1, 2002.

        This booklet describes the main provisions of the Group Retirement Savings Plan. It also outlines the government benefits you could receive at retirement.

Table of contents

At a glance	1
What is a group retirement savings plan?	2
How the Cascades Group Retirement Savings Plan works	2
What is a DPSP?	2
Plan membership	3
Eligibility and enrolment	3
Contributions	4
Employer's contributions	4
Your contributions	5
Example of contributions	6
Maximum contributions	7
What happens to the contributions?	8
Contribution withdrawal	8
Change of contribution level	8
Investments	9
Investment income	9
Tracking the performance of your investments?	9
Change in investment of future contributions or in fund allocation	9
At retirement	10
If you leave your employer before retirement	10
If you die before leaving your employer.	10
If you die after leaving your employer.	10
In the event of	11
Short or long-term disability	11
Workers' compensation program	11
Maternity leave	11
Temporary layoff	12
Paid leave of absence	12
Unpaid leave of absence	12
Marriage breakdown	12
Other information of interest	13
Spousal RRSP	13
Eligibility for the Home Buyers' Plan (HBP)	13
Eligibility for the Continuing Education Incentive Program (CEIP)	13
Tax impact of your membership in the Plan	14
APPENDIX	15
Government benefits at retirement	15
Canada or Québec Pension Plan	15
Old Age Security	16
Contributions based on your Group's profitability (ratio)	17

At a glance

Your Group Retirement Savings Plan
(RRSP/DPSP)

Enrolment (between 18 and 65 years old)

•
If you are eligible for membership in the group RRSP before January 1, 2003: January 1, 2003

•
Il you are a permanent full-time or part-time employee and you are eligible for membership in the RRSP/DPSP after December 31, 2002: on the first day of the month after 12 full calendar months of continuous service as a permanent employee.

Contributions

		You			Your employer
•	Basic	No compulsory basic contribution			2.25% of your earnings

•	Additional	Optional contributions, based on service
		If you have completed ... years of service	You could contribute up to ... of your earnings
		1 to 4	1%	)
		5 to 14	3%	)	Full matching of your own contributions
		15 or more	4%	)

•	Voluntary	Up to the limit prescribed by income tax rules			No matching

•	Based on profitability	No contributions			Up to 3% of contributions, based on your Group's profit in previous year

		Earnings mean base salary, plus overtime, including, according to agreement, commissions, premiums and bonuses. Payments under the profit sharing program are, however, excluded.

Investment funds

•
You choose from several options the investment funds that take into account your investor profile

•
Your contributions and your employer's' contributions will be invested according to your instructions

At retirement, termination of employment or death

•
Your benefit is composed of your contributions and employer's contributions plus investment income

What is a group retirement savings plan?

        A Group Retirement Savings Plan works much like a personal bank account in which are deposited your savings. The main difference is that the money is intended to provide retirement benefits. Plus, it offers advantages. First, your employer also contributes on your behalf. Second, you are not taxed on your retirement savings and investment income until you receive benefits from the plan. In other words, you pay taxes only once you start receiving money from the plan.

How the Cascades Group Retirement Savings Plan works

•
Two accounts are opened in your name under the Plan: an RRSP account and a DPSP account.

•
Contributions from your employer are deposited in your DPSP account.

•
You may choose to make contributions of your own. Those will be deposited in your RRSP account.

•
You choose how to invest your contributions and the employer's contributions. You have several investment options to choose from.

•
When you leave your employer, your accumulated contributions, the contributions the company made on your behalf and investment income earned on all contributions are yours to keep.

  What is a DPSP?

        A DPSP is a Deferred Profit Sharing Plan. It is quite similar to an RRSP, except that only money coming from the employer is deposited in the DPSP account. As well, some rules differ from those applicable to RRSP's, namely, the money from the DPSP is not eligible for the HBP and the CEIP.

Plan membership

  Eligibility and enrolment

If you...	You are eligible for membership in the RRSP/DPSP on...
Are eligible for membership in the Group RRSP before January 1, 2003	January 1, 2003
Become a permanent full-time or part-time employee after December 31, 2002	On the first day of the month following twelve calendar months of continuous service as a permanent employee.

        Membership is compulsory but you needn't make a contribution. You need to enrol in the plan as soon as you become eligible by completing an enrolment form where you indicate your level of contributions and you also authorize payroll deductions, if any. The enrolment form is available in the Human Resources Department of your division.

Contributions

  Employer's contributions

        Whether or not you contribute, your employer makes the following contributions on your behalf to your DPSP account:

•
A basic contribution of 2.25% of your earnings; and

•
A contribution based on your Group's profitability in previous year (November 1 to October 31)—profit before profit sharing—divided by its net sales.

If the ratio is...	The contribution equals ... of your earnings
Not profitable enough	0%
Good profitability	1%
Very good profitability	2%
Excellent profitability	3%

        Please refer to the attached appendix to get the ratio you are entitled to according to your group category.

•
Additional contributions: If you make additional contributions to your RRSP account, your employer will match it dollar-for dollar in your DPSP account, in addition to the basic contribution and the contribution based on profitability equivalent to:

If you have completed ... years of service	You may contribute up to ... of your earnings and your employer will contribute the same amount
1 to 4	1%
5 to 14	3%
15 or more	4%

        Under the transition rules, if you participated in the group RRSP effective before January 1, 2003 and received a transition statement indicating an additional weekly transitional contribution, you are entitled to contribute up to that amount, regardless of what is indicated in the preceding table and your employer will contribute the same amount in your DPSP account in addition to the basic contribution and the contribution based on profitability.

        Earnings mean your base salary plus overtime, including, according to agreement, commissions, premiums and bonuses. Payments under the profit sharing program are, however, excluded.

Your contributions

  •
  There is no compulsory basic contribution.

  •
  Additional contributions: If you are between the ages of 18 and 65, you may contribute to the plan. If you choose to contribute, your additional contributions—in units of 0.25% of your salary—depend on your years of service completed throughout the calendar year. The percentage allowed is determined on January 1st of each year.

If you have completed… years of service	You may contribute up to… of your earnings and your employer will contribute the same amount
1 to 4	1%
5 to 14	3%
15 or more	4%

        Under the transition rules, if you participated in the group RRSP effective before January 1, 2003 and received a transition statement indicating an additional weekly transitional contribution, you are entitled to contribute up to that amount, regardless of what is indicated in the preceding table.

  •
  You may also make voluntary contributions to your RRSP account, up to the limit prescribed by income tax rules. See Maximum contributions for details. Your employer will not match voluntary contributions.

  How are my contributions made to the Plan?

          Your additional and voluntary contributions are deducted from your pay check before or after withholding taxes, upon your choice. Consequently, if you choose for the monies to be withheld before withholding taxes, you benefit from tax relief immediately.

          In addition, you can make voluntary contributions in a lump sum. In this case, you benefit from tax relief when you file your income tax return.

Example of contributions

        As an example, let's say you have accumulated 10 years of service and you earn $45,000 a year. You choose to contribute the maximum 3% of additional contributions. Let's assume that your group's profitability ratio was "good" in the previous year (see appendix for details). Here is the money that would be deposited in your RRSP and DPSP accounts in the year.

	% of your earnings		Amount
	RRSP	DPSP	RRSP	DPSP
Your contributions (RRSP Account)	3,00%		$1,350
Your employer's contributions (DPSP account)
• Basic		2.25%		$1,013
• Matching of your additional contributions		3.00%		$1,350
• Based on profitability		1.00%		$450
Your employer's total contributions		6.25%		$2,813

Total contributions to your account		9.25%		$4,163

        Had you decided not to contribute to the Plan, your employer would still have contributed 3.25% of your earnings ($1,463), that is, a 2.25% basic contribution and a 1% contribution based on the Group's profitability.

Maximum contributions

        The total of your contributions and your employer's contributions to the RRSP/DPSP for a given year may not exceed the maximum prescribed by income tax rules.

Maximum contribution

18% of your earnings in the preceding year, up to a maximum of $13,500 *

less

your pension adjustment in that same year (previous year)

      *
      Starting in 2004, this amount should be increased every year, subject to income tax rules.

        Your pension adjustment under the Group Retirement Savings Plan in any given year is the total contributions of your employer made on your behalf in your DPSP account in that year.

        Under income tax rules, the amount deposited in your DPSP account is limited to $6,750 (starting in 2003, this amount should be increased every year). Any contribution in excess of that amount will be deposited in your RRSP account.

        Please note that any unused RRSP contribution since 1991 is added to the maximum contribution for the current year. Please consult your Notice of Assessment issued by the Canada Customs and Revenue Agency after you file your income tax return.

        If the total contributions made to the RRSP/DPSP in any given year exceed the maximum allowed, your voluntary contributions will be reduced, followed by your additional contributions, if necessary. Your employer will continue to contribute the full percentage even if you have to reduce your own contributions.

What happens to the contributions?

        Your own contributions are deposited in your RRSP account under the Plan and invested according to your instructions.

        The employer's contributions are deposited in your DPSP account and are also invested according to your instructions. If you do not contribute to the Plan, you still decide how to invest the employer's contributions.

        The employer's contributions are yours as soon as they have been deposited in your account. Your RRSP/DPSP account balance is thus made up of your contributions, if any, employer's contributions and investment income.

Contribution withdrawal

        All contributions remain in your accounts as long as you are employed by the Cascades Group. However, you may cash out your voluntary contributions at any time. Any withdrawal of additional contributions from your RRSP account will result in a penalty, unless you have reached age 60: Your employer will stop matching your additional contributions until you have reimbursed the total amount withdrawn from your RRSP account. Money deposited in your DPSP account, as well as funds in the RRSP employer's account, cannot be withdrawn at any time before age 60.

Change of contribution level

        You may change your contributions level anytime. To do so, fill out a form available from the Human Resources Department of your division.

Investments

        You are responsible for your investment decisions and bear the risks associated with them. One way to minimize your investment risk is through diversification.

        You may invest your contributions, if any, and those of your employer in one or more of the several investment options available. Your choice of investment funds should be dictated by your investor profile. To know more about your investor profile and the investment options available, please refer to the information provided by the plan administrator, Standard Life. You may reach Customer Service at 1-800-242-1704 or via Internet at www.standardlife.ca You may also wish to consult an investment specialist.

Investment income

        The investment returns credited to your accounts are net of fees for investment management, custodial services and administrative services.

        Investment income is not taxable until it is paid out as benefits.

Tracking the performance of your investments?

        You will receive personalized periodical statements summarizing the activity in your accounts during the period, your account value at the end of the period and your own investment yield. You will also have access to information by going to the following Web site: www.standardlife.ca or by calling Customer Service at 1-800-242-1704.

Change in investment of future contributions or in fund allocation

        You may change the way your future contributions will be invested at any time. You may also change at any time the way past contributions are invested. To do this, fill out a form available from the Human Resources Department of your division or contact the plan administrator, Standard Life, by calling Customer Service at 1-800-242-1704 or via Internet at www.standardlife.ca.

At retirement

        At retirement, your accumulated contributions, your employer's contributions made on your behalf and investment income are yours.

        Your options at retirement are:

  •
  Cash out your account balance (income tax will be withheld at source);

  •
  Transfer your account balance to another registered plan, a personal RRSP or a registered retirement investment fund (RRIF); or

  •
  Purchase an annuity from an insurance company

        When you wish to retire, contact the Human Resources Department of your division that will inform you of the procedures to follow.

If you leave your employer before retirement

        In the event of termination of employment, benefits are payable according to the same rules that apply in the event of retirement.

If you die before leaving your employer

        If you die before leaving your employer, your beneficiary will receive your account balance. If you did not designate a beneficiary, your estate will receive the proceeds of your accounts. If you wish to designate a beneficiary or change the designation, please contact Standard Life, Customer Service or fill out a Standard Life enrolment/modification form to this effect. You may also get this form from the Human Resources Department of your division. Depending on your province of residence and who receives the benefits, the proceeds of your account will be paid in cash or transferred to another investment vehicle.

If you die after leaving your employer

        The benefits will depend on the option you selected when you left your employer.

In the event of...

Short or long-term disability

        During a disability covered under your employer's short-term or long-term disability plan (except for an absence covered under a workers' compensation program), you may decide to either continue or interrupt your contributions. If you choose to continue contributing, your employer will also continue to pay for a 24-month period, the equivalent amount of your additional contributions. The contribution will be based on your salary at the beginning of the disability period. However, your employer will not pay its basic contribution and the contribution based on the Group's profitability.

        If you continue to receive your earnings during that period, you and your employer continue to contribute to the Plan as if you were actively at work.

Workers' compensation program

        During an absence covered under a workers' compensation program, you may decide to either continue or interrupt your contributions. If you choose to continue contributing, your employer will also continue to pay for a 24-month period the equivalent amount of your additional contributions, its basic contribution and the contribution based on the Group's profitability. The contribution will be based on your salary at the beginning of the disability period.

Maternity leave

        During a maternity leave, you may decide to either continue or interrupt your contributions. If you choose to continue contributing, your employer will also continue to pay for a 9-month period the equivalent amount of your additional contributions, its basic contribution and the contribution based on the Group's profitability. The contribution will be based on your salary at the beginning of the leave.

Temporary layoff

        During a temporary layoff, you may decide to either continue or interrupt your contributions. If you choose to continue contributing, your employer will also continue to pay for a 12-month period the equivalent amount of additional contributions. The contribution will be based on your salary at the beginning of the layoff. Your employer will not pay its basic contribution and the contribution based on the Group's profitability.

Paid leave of absence

        During an authorized paid leave of absence, you and your employer continue to contribute to the Plan as if you were actively at work.

Unpaid leave of absence

        During an authorized unpaid leave of absence, you and your employer stop contributing for the duration of your leave. Contributions will resume upon your return to work.

Marriage breakdown

        If your marriage ends, provincial family law may require that any pension benefits you have accumulated during your marriage be shared with your former spouse.

        Given that this legislation is complex and can vary by province, we recommend that you seek legal counsel as to how your benefits will be affected if this situation occurs.

Other information of interest

Spousal RRSP

        Under the Group Retirement Savings Plan, you can contribute up to 50% of your additional contributions and 100% of your voluntary contributions to a spousal RRSP. In this case, a separate RRSP account is opened in your spouse's name and the contributions you make on behalf of your spouse are deposited in that account. Your employer's contributions, however, are deposited in your DPSP account.

        If you wish to contribute to a spousal RRSP, contact the Human Resources Department of your division who will inform you of the procedures to follow.

Eligibility for the Home Buyers' Plan (HBP)

        You can use the funds accumulated in your RRSP account (except DPSP) to participate in the federal Home Buyer's Plan, subject to applicable legislation. Withdrawals made for that purpose are not subject to penalties. For details on the HBP, contact the Canada Customs and Revenue Agency.

        If you wish to use the funds accumulated in your RRSP account to participate to the HBP, contact the Human Resources Department of your division, who will inform you of the procedures to follow.

Eligibility for the Continuing Education Incentive Program (CEIP)

        You can use the funds accumulated in your RRSP account to participate in the Continuing Education Incentive Program, subject to applicable legislation. Withdrawals made for that purpose are not subject to penalties. For more information on that program, contact Canada Customs and Revenue Agency.

        For details on procedures to follow, contact the Human Resources Department of your division.

Tax impact of your membership in the Plan

        Your contributions to the Plan are tax deductible, provided they do not exceed the maximum prescribed by income tax rules. You can deduct your contributions in the year they are made, or against the income earned in the preceding year if they are made in the first two months of the year.

        Your membership in the Group Retirement Savings Plan results in a pension adjustment, which affects your personal RRSP contribution limit. Your pension adjustment, which is defined under the Maximum contributions section, is shown on your T4 slip and the Notice of assessment issued to you by the Canada Customs and Revenue Agency after you file your income tax return.

APPENDIX

Government benefits at retirement

        In addition to your benefits from the Cascades Group Retirement Savings Plan, you may be entitled to receive benefits from the following two government income sources:

  •
  Canada or Québec Pension Plan (C/QPP), and

  •
  Old Age Security (OAS)

Canada or Québec Pension Plan

        All applications for C/QPP benefits should be made at least three months in advance.

        The C/QPP provides benefits based on the earnings on which you contribute to the government plan.

        The amount payable also depends on your age at retirement. Payment normally begins at age 65 and continues for life. In 2002, the maximum retirement benefit payable at age 65 is $9,465 a year.

        If you qualify, you may also receive a reduced monthly retirement benefit from age 60. The reduction is 6% a year or 0.5% for every month before age 65. In 2002, the maximum retirement benefit payable at age 60 is $6,625 a year.

        Or, if you wish, you may begin receiving an increased benefit after age 65, but before age 70. In this case, you will be entitled to an amount that is increased by 6% a year or 0.5% for every month after age 65.

        Benefits are paid monthly and adjusted yearly to reflect increases in the Consumer Price Index.

        The C/QPP also provides survivor benefits in the event of your death.

        To apply for Québec Pension Plan benefits, you need to get an application form from an office of the Régie des rentes or Communication-Québec, or from any Caisse Desjardins in the province of Québec. To apply for Canada Pension Plan benefits, you should contact the nearest office of Human Resources Development Canada-Income Security Programs.

Old Age Security

        Since 1990, if your net income at retirement exceeds a certain level ($56,968 in 2002) your OAS benefit is reduced.

        The OAS benefit is a flat-rate benefit (that is, not based on your earnings) payable in addition to the C/QPP pension when you reach age 65, provided you meet certain Canadian residency requirements. This benefit is adjusted every three months according to the Consumer Price Index. As of January 1, 2002, it was equal to $5,312 per year.

        Application forms for OAS benefits are available at the nearest office of Human resources Development Canada-Income Security Programs.

APPENDIX

Contributions based on your Group's profitability (ratio)

        Contributions based on your Group's profitability in the previous year (from November 1 to October 31) are established for the following Groups:

  •
  Cascades Inc.—Services

  •
  Cascades Inc—SPG

  •
  Cascades Tissue Group Inc.

  •
  Cascades Fine Papers Group Inc.

  •
  Boralex Inc.

The profitability ratio is calculated as follows:

Profits before profit sharing—divided by—net sales

        The following tables will illustrate the profitability ratios that each Group must meet in order to determine the employer's contribution based on profitability:

  •
  Not profitable enough

  •
  Good profitability

  •
  Very good profitability

  •
  Excellent profitability

        Of course, should there be any major changes in structure in these groups, your employer reserves the right to modify the ratios listed below:

Cascades Inc.—Services

Range	If the ratio is…	The contribution equals… of your earnings
Not profitable enough	Less than 5%	0%
Good profitability	At least 5% but less than 10%	1%
Very good profitability	At least 10% but less than 15%	2%
Excellent profitability	At least 15%	3%

APPENDIX

Contributions based on your Group's profitability (ratio)

Cascades Inc.—SPG

Range	If the ratio is…	The contribution equals… of your earnings
Not profitable enough	Less than 10%	0%
Good profitability	At least 10% but less than 15%	1%
Very good profitability	At least 15% but less than 20%	2%
Excellent profitability	At least 20%	3%

Cascades Tissue Group Inc.

Range	If the ratio is…	The contribution equals… of your earnings
Not profitable enough	Less than 15%	0%
Good profitability	At least 15% but less than 20%	1%
Very good profitability	At least 20% but less than 25%	2%
Excellent profitability	At least 25%	3%

Cascades Fine Papers Group Inc.

Range	If the ratio is…	The contribution equals… of your earnings
Not profitable enough	Less than 5%	0%
Good profitability	At least 5% but less than 7%	1%
Very good profitability	At least 7% but less than 10%	2%
Excellent profitability	At least 10%	3%

Boralex Inc.

Range	If the ratio is…	The contribution equals… of your earnings
Not profitable enough	Less than 20%	0%
Good profitability	At least 20% but less than 25%	1%
Very good profitability	At least 25% but less than 30%	2%
Excellent profitability	At least 30%	3%

        Cascades intends to maintain this Plan indefinitely. However, unforeseeable events may happen. That is why the Company reserves the right to amend or cancel it at any time.

2002-05

QuickLinks

  Exhibit 10.9
THE CASCADES GROUP RETIREMENT SAVINGS PLAN (RRSP / DPSP)
Your Group Retirement Savings Plan (RRSP/DPSP)